Exhibit 99.3

ABITIBI-CONSOLIDATED AND BOWATER COMBINATION

APPROVED BY U.S. DEPARTMENT OF JUSTICE;

COMPANIES ANNOUNCE DATE FOR Q3 EARNINGS RELEASE

MONTRÉAL, QUÉBEC and GREENVILLE, SOUTH CAROLINA, October 23, 2007 – Abitibi-Consolidated Inc. (NYSE: ABY, TSX: A) and Bowater Incorporated (NYSE: BOW, TSX: BWX) today announced that they have reached an agreement with the United States Department of Justice that will allow the completion of the proposed combination of the two companies. Under the terms of the agreement, which was signed and filed today in the U.S. Federal District Court in Washington, D.C., the companies have agreed to divest one newsprint mill, Abitibi-Consolidated’s mill in Snowflake, Arizona. The Snowflake mill has an annual capacity of approximately 375,000 tonnes. Scotia Capital Inc. will be engaged as exclusive financial advisor for the sale of the Snowflake mill and related assets, and all inquiries or expression of interest should be forwarded directly to their attention.

The proposed combination has now received all necessary regulatory approvals, including those from the Canadian Competition Bureau, the Federal Minister of Industry under the Investment Canada Act, the Québec Superior Court and the U.S. Department of Justice, as well as the necessary approvals from shareholders of both Abitibi-Consolidated and Bowater. The combination is expected to close by the end of the month, following the completion of certain administrative formalities.

Announcing the agreement, Abitibi-Consolidated President and Chief Executive Officer John W. Weaver commented, “We appreciate the hard work of the U.S. Department of Justice staff and everyone else involved in completing this process, and with this last approval, we look forward to closing the proposed transaction quickly. We are eager to begin the work of building a new company that creates long-term value for all of our stakeholders.”

“We believe the significant synergies we anticipate to generate from the combination will create a stronger company, better positioned to address the challenges of today’s marketplace,” added David J. Paterson, Chairman, President and Chief Executive Officer of Bowater. “We expect that a more efficient manufacturing platform will enable us to deliver more value through better product quality and improved logistical flexibility.”

Abitibi-Consolidated and Bowater also announced that each company will release their respective third quarter 2007 results before the markets open on Tuesday, November 6, 2007. Further information regarding the companies’ earnings calls for analysts, and the manner in which the calls may be accessed, will be made available shortly.

The combined company, which will be called AbitibiBowater Inc., will produce a wide range of newsprint and commercial printing papers, market pulp and wood products. It will be the eighth largest pulp and paper manufacturer in the world. Following the required divestiture, AbitibiBowater will own or operate 31 pulp and paper facilities and 35 wood product facilities located in the United States, Canada, the United Kingdom and South Korea. It will also be among the world’s largest recyclers of newspapers and magazines, and will have more third-party certified sustainable forest land than any other company in the world. The new company’s shares will trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

About Abitibi-Consolidated Inc.

Abitibi-Consolidated is a global leader in newsprint and commercial printing papers as well as a major producer of wood products, serving clients in some 70 countries from its 45 operating facilities. Abitibi-Consolidated is among the largest recyclers of newspapers and magazines in North America, diverting annually approximately 1.7 million tonnes of paper from landfills, and is an industry leader in Canada in terms of forest certification.

About Bowater Incorporated

Bowater is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates one converting facility and owns 9 sawmills. Bowater’s operations are supported by approximately 708,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines.

Contacts

Parties interested in the Snowflake mill and related assets should contact directly Scotia Capital Inc., attention: Jeff Drummond – Managing Director (514) 287-3630.

Investors: Abitibi-Consolidated Francesco Alessi Vice-President, Investor Relations and Taxation (514) 394-2341 falessi@abitibiconsolidated.com	Investors: Bowater Duane A. Owens Vice President and Treasurer (864) 282-9488

Media: Abitibi-Consolidated Seth Kursman Vice President, Communications and Government Affairs (514) 394-2398 seth_kursman@abitibiconsolidated.com	Media: Bowater Kathleen M. Bennett Vice President – Government Affairs, Communications and Environment (864) 282-9452 bennettkm@bowater.com

Forward-Looking Statements

Any statements made regarding the proposed combination between Abitibi-Consolidated Inc. and Bowater Incorporated, the expected timetable for completing the combination, benefits or synergies of the combination, and other statements contained in this news release that are not historical fact are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “projects,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses of Abitibi-Consolidated and Bowater. Such statements include, but are not limited to, statements about future synergies expected from the combination and benefits to the companies’ stakeholders. This news release also includes information that has not been reviewed by either company’s independent auditors. All forward-looking statements in this news release are expressly qualified by information contained in each company’s filings with regulatory authorities.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; difficulty accessing the capital markets on terms favorable to the new company and refinancing the new company’s debt as it comes due and disruption from the combination making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Abitibi-Consolidated’s and Bowater’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Abitibi-Consolidated and Bowater with the SEC and the Canadian securities regulatory authorities and available at the SEC’s internet site (http://www.sec.gov) and on SEDAR (http://www.sedar.com). Neither Abitibi-Consolidated nor Bowater undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.